EXHIBIT 99.1

ASHFORD INC.
SECOND QUARTER CONFERENCE CALL

AUGUST 7, 2015, 11:00 AM ET
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hey, guys, thanks for taking my question, and I appreciate all the color. I was hoping to get some color on three line items in particular and you sort of addressed this in your prepared remarks. But on the advisory other, the non-cash and the minority interest lines, obviously those are kind of bouncing around a little bit, and you know I understand how they work in between the statements and whatnot. But, I was wondering how should we think about these lines going forward? And how should we expect those to come in in future quarters? Thanks.

Deric Eubanks:	Are you talking about the advisory services/other services revenue line item?

Participant 1:	Yes.

Deric Eubanks:	Yes. The amount that’s in there in quarter is a pretty good run rate. If you look year-to-date it was pretty consistent with what it was in the first quarter.

Participant 1:	Okay and then on the - well, to the minority interest piece actually as well was up like $3.1 million. How about that line item?

Deric Eubanks:
That is - that’s a result of having to consolidate the private investment funds of Ashford Investment Management. So it’s very difficult to give you any guidance in terms of what that could be on a quarter-to-quarter basis.

Participant 1:	Okay, fair enough and that’s all for me. Thanks.

Participant 2:
Hi, guys. Thanks for taking our questions here. The first one’s on Remington, if you could comment I think we’ve seen the stock come off 50% plus, a lot of that in speaking with a number of the Shareholders is they expected dilution and some of the things that you filed around that. Could you comment on how you guys are thinking about Remington? I think it would support a pretty fair debt load and I think a lot of people are concerned we’re about to see a 50%-plus dilution to the stock.

Monty Bennett:
Sure, good question. You know what we’ve heard from Shareholders is that a number of them are waiting to see what a Remington transaction looks like and I think that, again, from what we’ve heard has a lot to do with how the stock has traded lately. What I can say is that I think Investors are going to be very pleased if we can get this across the finish line. We’re in discussions, we’re in negotiations. I think it’s going to be something that Investors are going to very favorably react to.

So and remember, there’s a few different terms of the word dilution. You know, dilution in that you’re giving out more shares, but what’s important is what you get for it. And the overall construct of this transaction is not a cash-out for the holders of Remington; myself and my father, it’s a further investment on our part into the Company. And so, again, the only thing we can share right now is that I think Investors are going to be very happy if we can get it across the finish line.

Participant 2:
And yes, we fully understand it all comes down to the value you’re getting, but as the stock prices comes lower, if it’s going to be a stock then I think that’s the concern. Different question; can you comment on exactly what you guys are using the key money for and who does - where does the key money go to and exactly what are you getting from that? So when is the hotel getting that? You guys need to step in with the key money in order to get the deal done.

Monty Bennett:
Sure, good question. In the hotel business this is a pretty common practice where if say a brand like Marriott is really interested in getting their name on an asset, say in Beverly Hills, and this occurred just recently in our Ashford Trust platform where we had a great asset out there, it did not have the Marriott brand, Marriott would love to have a Marriott Beverly Hills address. And so in consideration for signing up this contract, we worked out a deal with them where they would contribute some key money in order to help induce the whole transaction and continue to cross the finish line.

So, from Marriott’s perspective, you know they put up an X amount of money and in return they get this great long-term contract. So that’s the concept. How it applies in our situation is that sometimes a deal just doesn’t make economic sense for a Trust or Prime. And this is a deal in which we will be getting approximately 70 bps fee from, and that fee especially on an incremental basis is very lucrative to us. So we look at that fee income stream and the net profit on the income stream, and then we calibrate well, if we really believe that they won’t do this transaction otherwise, and we’re obviously in a great place to ascertain that. If we do contribute some consideration whether it be a little cash or a little stock and gets it over the finish line, and therefore they have more assets than they otherwise would, and therefore we get more fees and that fees ((inaudible)) the benefit of our Shareholders. Well, that is a win-win for everybody. And so it’s the ratio of the consideration we provide, if any, as compared to the profit on the fees that we’ll be getting for that incremental asset. So it’s really a neat tool and it’s a very clever way to be able to grow the platform and to increase value for our Shareholders.

Participant 2:
Okay. Then just one more on the international side. Again, going way back you talked about international, there could be some opportunities there, is there? Obviously, you want to get Remington done first. Is there anything on the international side that makes sense?

Monty Bennett:
Not at this time. We are focusing on getting Remington done and in the script I kind of laid out what we’re focusing on right now. We do have kind of a wide open view of everything that we can accomplish, but what we’re focused on now is getting Remington done, is growing the total enterprise value, and the share performance of our existing platforms, of pursuing a select service-focused REIT without our own capital, with outside capital which we think could be fantastic for our Shareholders and also to continue raising money for our alternative real estate securities platform because it continues to post some great results. So, that’s our focus as we sit here today.

Participant 2:
All right. I’ll slip in a quick technical one. On the $21 million in cash, is that all yours? Or is any of that under the investment management company that we need to account for the lack of full control?

Deric Eubanks:	No, the vast, vast majority of that is ours and a very, very small piece that’s associated with the consolidation of the funds.

Participant 2:	All right, guys, appreciate your taking the time.

Monty Bennett:	You bet, thank you.

Participant 3:	Hey, guys, quick question. I know you guys are still working on Remington, but could you guys provide some color on the approximate deal size or any profit metrics associated with Remington?

Monty Bennett:
That’s just hard for us to do. It’s just tough without venturing into material non-public information. But you know I can say that we are working very diligent on the transaction and hope to have something that we can announce soon.

Participant 3:
Got it, okay. Then related to it, so a few quarters ago on the call, I believe you guys mentioned something about 30% to 35% implied control issue in the State of Delaware. Is there any way like - could you help explain further how that relates to a Remington deal?

Monty Bennett:
Sure. In Delaware, if you - case law, as we understand it, has said that if someone has voting interest of 30% or 35% then they may have control of that platform. And Delaware courts also as we understand have said that if you give up that much voting control, then you have to get a premium for that. And so what we’re trying to do in this transaction, as we sit here and work on it, is not to move that needle at all, but to have the sellers of the platform, Remington, as a result of the transaction not change its - the Bennett’s, myself and my father’s voting interests so that we don’t have to cross that threshold. That’s what we’re trying to accomplish.

Participant 3:
Got it, okay. And then, so again, another data point related to it. In the 13B that you filed I think a couple of weeks ago there was mention of a convertible feature associated with Remington. Is that in relation to this implied control for Delaware?

Monty Bennett:	I’m not sure to what you’re referring to?

Participant 3:	It was within the 13B about—I think there was language mentioning the word convertible feature associated with Remington.

Monty Bennett:	As part of a transaction, I think what you’re referring to that was in that 13B is that as consideration for the transaction that it could include common and/or convertible preferred.

Participant 3:	Got it, okay. Perfect. Thanks guys.

Participant 4:	Hey, guys. Thanks for taking the call. Regarding a change of control of either Prime or Trust, how does that affect the Ashford Inc. Management contracts as well as Remington?

Monty Bennett:
Sure. How it affects the - you have to look at the change of control and exactly what constitutes change of control. But if a legal change of control occurs in Trust or Prime, as defined in those advisor agreements, what that requires is a payment from Trust or Prime to Ashford, Inc. to make up for the value lost of that contract. And that’s a calculation that goes through at that time, but the purpose of the calculation and the purpose of that fee is to attempt to exactly match the potential value lost from that contract. So that was important for Ashford, Inc. so it could show its Shareholders that they need not worry about any activity over at Trust and Prime or business suddenly disappearing somewhere.

Participant 4:	Okay, that’s helpful. If there’s a transaction with Remington and Ashford, Inc. Shareholders now have - you know, they own Remington, how would that affect that side of the business?

Monty Bennett:	I think we’ll just have to wait until if and when we get a transaction done. Those are all details that are still under negotiation.

Participant 4:	All right. Okay, thanks very much.

Monty Bennett:	Thank you.

Participant 5:	Hi, guys. Thanks for taking my question. I had a couple. First, I guess with Remington; is the intention for Ashford, Inc. to own all of Remington?

Monty Bennett:	It’s just hard for us to comment. We just - let’s get the deal done, then we’ll give you all the details.

Participant 5:
Okay, that’s fair enough. And then I guess I had a question on AIM. Is all of the money outside money at this point that you’re reporting in the 162? Because I think at some point it was Trust money, like $100 million of it or some-odd which was Trust money. Is it all outside at this point?

Monty Bennett:	No, approximately $50 million, $60 million of its Trust; $50 million, $60 million of its Prime, and the rest is outside capital, approximately.

Participant 5:
Okay. Then I guess my last question is on select service, possible structures for that without Trust. Are you guys thinking of raising a non-traded? I think I saw a 144A come by. What are you guys thinking there?

Monty Bennett:
You’re looking at it; we’re looking at anything and everything in order to start a platform whether it be the two you mentioned or a private joint venture or you name it. I’ve got a very creative group here and we think there’s a great opportunity in that sector. And we think it’s a great natural extension of our existing platforms and a great fee generator for Ashford because the incremental costs associated with that platform would be fairly modest and provide great profitability for us. So we’re looking at all those and hope to have something for you guys on that in the not too distant future.

Participant 5:	Okay, great. Thanks.

Participant 6:
Hey, guys. Thanks for taking my question. Most of the questions have been answered, but can you guys just give an update on your timing expectations for when you’d expect to have something resolved with Remington?

Monty Bennett:
Our term expectation is to have it done several months ago. So, we are in overtime on that. We are very anxious to get that done. We believe it may be impacting our share price and aren’t happy about that, and so we’d like to get something done sooner rather than later. But, as I know that you’re very aware, in these related party transactions, you’ve got to form a special committee and you have to go through a very deliberate process to make sure that the minority Shareholders get the best deal possible and that’s what the special committee is doing. And they are very deliberative and really making sure that they get the best value. So we hope to have one soon, but it’s just not entirely in our hands.

Participant 6:	Got it. Thank you very much.

Participant 7:
Hey, guys. Yes, thanks for the time and all the questions. Most of my questions on Remington have been answered, but just a follow-up on that last comment you made. That in an earlier comment you made about the value, the stock price has gone from $100 to $50, say, in the last couple of months. Obviously, it would have been ideal to get the deal done a couple of months ago as you just said. At a certain point, do you start to consider - I mean it’s almost like a reflexive type thing where the stock price keeps going lower, making the deal worse for Shareholders. At what point - I guess at what point, if there is a point, do you start to consider cash or debt? I mean is there some point where you just can’t do the deal? Or is there a certain stock price where you have to wait? It seems like it’s getting to a point where you would consider doing cash or even taking out some debt to do the deal rather than diluting the stock.

Monty Bennett:
Well I think that your question presumes that a deal is done at the stock price as it’s traded today and that’s just not necessarily the case. But, in an overarching answer to your question is that we are concerned that the delay has hurt our stock price and believe - and I believe that at some point and it’s hard to know exactly what that point is. We would need to just get the transaction done or come to our Shareholders and say “No transaction’s going to happen, period, the end, done” and so that Investors have some clarity and won’t be afraid that they’re diluted negatively and can trade the stock properly. So there does come a point - we’re not at that point, but to your credit and to your overall point is that we need to get this across the finish line.

Participant 7:	Great, thanks.

Participant 8:
Good afternoon. You mentioned in your press release that both Ashford Trust and Ashford Prime stocks are significantly undervalued compared to comps. So I just want to hear your thoughts on two things. One, why do you think that is? Why are these stocks trading at such discounts? And then two, what steps are you thinking about taking, if any, to narrow that discount? Thanks.

Monty Bennett:
Sure, excellent questions. The discount that we talked about are for two reasons; one is what’s going on in the entire lodging sector. It’s a difference in private and public market valuations. It’s not just us, it’s all of our peers and the difference between private market values and public market values is substantial. We think on an unleveraged basis as much as 15%, maybe even more. Then when you have leverage in your platform it makes that difference even more.

So, why it is? It’s always hard to understand the public markets. As you know, better than we do, it’s a fickle beast out there. But what we hear is that there’s just concerns about a rate rise affecting the industry. What’s kind of lost on people is that if you look at times past, hotel stocks have done very well during rate rises because rate rises occur when there’s a strong economy and therefore we’re able to increase occupancy and grow rates and grow our bottom line during those times. And so there’s been a positive correlation between profitability and stock performance for lodging REITs during increases in rates.

There’s also concerns because a couple of our competitors predicted some less than stellar growth and some Investors fear that that may be industry-wide. But, you can see from the numbers we’ve posted, it’s not applying to us, and it’s not applying to a lot of other parts of the country.

And lastly on that factor, I’d say it has to do with the fact that one of the worst performing markets in the United States is Manhattan and a lot of the investor base live in Manhattan and they’re very acutely aware of what’s going on in Manhattan and tend to kind of project that for the rest of the country when Manhattan is obviously a very, very small part of the overall market. So I think those are the items that are weighing in this big public to private variance. It’s a variance that inevitably always closes. So, hopefully, the sooner the better.

The other reason is that over in the Prime platform, we think that we’re getting a discount due to our size and our trading volume. And so we have taken efforts in order to try to repair that by putting in place a convertible preferred recently that will ultimately convert to a common and therefore increase our trading volume to help us in that regard. But it’s - other than that, there’s not a whole lot one can do other than what we’re always doing which is post great returns, continue to recycle capital into better assets with greater upside and the like.

END